Exhibit 10.2

PLAZA CENTER

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between PLAZA CENTER PROPERTY LLC, a Delaware limited liability company (“Landlord”), and BLUCORA, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date:		July 13, 2012

2.	Premises (Article 1):

	2.1	Building:	10900 NE 8th Street, Bellevue, Washington, which is located on a portion of the real property more particularly described on Exhibit A-1, attached hereto

	2.2	Premises:	Approximately 36,763 rentable square feet of space, comprised of 14,273 rentable square feet of space located on the eighth (8th) floor of the Building and 22,490 rentable square feet of space located on the ninth (9th) floor of the Building, all as further set forth in Exhibit A to this Lease.

3.	Lease Term (Article 2):

	3.1	Length of Term:	Approximately seven (7) years and seven (7) months.

	3.2	Lease Commencement Date:	The later to occur of (i) the date upon which the Premises are Ready for Occupancy (which is anticipated to be March 1, 2013), and (ii) March 1, 2013.

	3.3	Lease Expiration Date:	If the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the ninety-one (91) month anniversary of the Lease Commencement Date; or, if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the ninety-one (91) month anniversary of the Lease Commencement Date occurs.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -1-	PLAZA CENTER [Blucora, Inc.]

4.	Base Rent (Article 3):

Month During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
*1-19	$1,139,653.00	$94,971.08	$31.00
20-31	$1,176,416.00	$98,034.67	$32.00
32-43	$1,213,179.00	$101,098.25	$33.00
44-55	$1,249,942.00	$104,161.83	$34.00
56-67	$1,286,705.00	$107,225.41	$35.00
68-79	$1,323,468.00	$110,289.00	$36.00
80 – Lease Expiration Date	$1,360,231.00	$113,352.58	$37.00

*	Subject to the terms of Section 3.2 of this Lease

5.	Base Year (Article 4):	Calendar year 2013.

6.	Tenant’s Share (Article 4):	10.6379%.

7.	Permitted Use (Article 5):	General office use.

8.	Letter of Credit (Article 21):	$850,000.00.

9.	Parking Passes (Article 28):	Three (3) unreserved parking passes for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.

10.	Address of Tenant (Section 29.18):

Blucora, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, WA 98004

Attention: General Counsel

(Prior to Lease Commencement Date)

and

Blucora, Inc.

10900 NE 8th Street, Suite 800

Bellevue, Washington 98004

Attention: General Counsel

(After Lease Commencement Date)

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12.	Broker(s) (Section 29.24):	The CAC Group 10900 NE 8th Street, Suite 610 Bellevue, Washington 98004 And

Kidder Mathews 601 Union Street Suite 4270 Seattle, WA 98101

13.	Tenant Improvements:	See Exhibit B, attached hereto.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -2-	PLAZA CENTER [Blucora, Inc.]

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary (which shall not be subject to re-measurement or modification). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Tenant shall accept the Premises in their existing, “as is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. Except when Tenant’s right of access is temporarily suspended as the result of (i) an event of “Force Majeure”, as that term is defined in Section 29.16 of this Lease, (ii) the application or enforcement “Applicable Law,” as that term is defined in Article 24 of this Lease, or (iii) a provision of this Lease, Tenant shall have the right of ingress and egress to the Premises, the Building, and the Project parking areas twenty-four (24) hours per day, seven (7) days per week on each day during the Lease Term.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project currently known as “Plaza Center.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the building located at 10800 NE 8th Street, Bellevue, Washington (the “Adjacent Building“), and (iii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the Adjacent Building and the Common Areas are located.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, are collectively referred to herein as the “Common Areas”). In connection with the foregoing rules and regulations, Landlord hereby agrees that Landlord shall not enforce the same in a discriminatory manner. The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project reasonably designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (provided that such maintenance and operation shall be at least materially consistent with the standard for maintenance and operation performed by landlords of “Comparable Buildings,” as that term is defined in Section 2.2.2 of this Lease) and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall not materially interfere with Tenant’s access to, parking for, and the conduct of Tenant’s business at, the Premises.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -3-	PLAZA CENTER [Blucora, Inc.]

ARTICLE 2

LEASE TERM

2.1 In General. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the first Lease Year shall commence on the Lease Commencement Date and end of the expiration of the last day of the twelfth (12th) full calendar month thereafter and the last Lease Year shall end on the Lease Expiration Date. If the Premises are Ready for Occupancy before March 1, 2013, Tenant shall have the right to occupy the Premises for the conduct of Tenant’s business following the date the Premises are Ready for Occupancy but prior to the Lease Commencement Date, provided that (i) Tenant shall give Landlord at least five (5) days’ prior notice of any such occupancy of the Premises, and (ii) all of the terms and conditions of this Lease shall apply, other than Tenant’s obligation to pay “Base Rent,” as that term is defined in Article 3 below, and “Tenant’s Share” of the “Direct Expenses,” as those terms are defined in Article 4, below, as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of the second sentence of this Section 2.1) upon such occupancy of the Premises by Tenant. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof, provided that if said notice is not factually correct, then Tenant shall make such changes as Tenant believes are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such ten (10) day period (provided that such any such notice shall not be binding on the parties until both Landlord and Tenant execute an agreed upon version). In the event that Tenant shall make changes to the notice pursuant to the preceding terms hereof, the parties shall thereafter work in good faith to agree upon and execute a mutually agreed upon notice.

2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) or any assignee permitted pursuant to the terms of Section 14.8 of this Lease (a “Permitted Assignee”) one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease after the expiration of any applicable notice and cure period. Upon the proper exercise of such option to extend, and provided that, at Landlord’s option, as of the end of the initial Lease Term, Tenant is not in default under this Lease after the expiration of any applicable notice and cure period, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant or a Permitted Assignee, as the case may be, and may only be exercised by the Original Tenant or a Permitted Assignee, as the case may be (and not any other assignee, or any sublessee or other transferee of Tenant’s interest in this Lease) if the Original Tenant or a Permitted Assignee, as the case may be, occupies the entire Premises.

2.2.2 Option Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, pursuant to arms-length leases consummated during the twelve (12) month period prior to the commencement of the Option Term, are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in “Comparable Buildings,” as that term is defined, below (“Comparable Transactions”), taking into consideration the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises and the comparable space, such value to be based upon the age, quality, design, condition and layout of the improvements and the extent to which the same could be utilized by a general office user. For purposes of this Lease, the term “Comparable Buildings” shall mean first-class office buildings located in the center business district of downtown Bellevue, Washington, that contain no less than 200,000 rentable square feet.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -4-	PLAZA CENTER [Blucora, Inc.]

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant may deliver written notice to Landlord (the “Option Interest Notice”) not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option (provided that in no event shall the Option Interest Notice bind Tenant to lease the Premises during the Option Term); (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than thirteen (13) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; and (iii) whether or not Tenant shall have delivered the Option Interest Notice, if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring twelve (12) months prior to the expiration of the initial Lease Term, exercise the option by delivering written notice thereof to Landlord (the “Option Exercise Notice”). If Tenant shall have delivered the Option Interest Notice prior to delivering the Option Exercise Notice, then upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4, below. Further, if Tenant shall deliver an Option Exercise Notice without having delivered an Option Interest Notice, the Option Rent shall be determined pursuant to the terms of Section 2.2.4, below.

2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent or in the event that Tenant shall deliver the Option Exercise Notice without having delivered the Option Interest Notice, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the Option Rent or within thirty (30) days following the date of Tenant’s delivery of the Option Exercise Notice if Tenant did not deliver the Option Interest Notice, as the case may be (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) business days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7, below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in downtown Bellevue, Washington. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent, is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

2.2.4.2 The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

2.2.4.3 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.4.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6 If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.4.

2.2.4.7 The cost of arbitration shall be paid by Landlord and Tenant equally.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -5-	PLAZA CENTER [Blucora, Inc.]

2.3 Tenant Termination Right. Provided that Tenant is not in default under this Lease after the expiration of any applicable notice and cure period as of the date of Tenant’s delivery of the “Termination Notice,” as that term is defined below, the Original Tenant or a Permitted Assignee, as the case may be, only shall have the one-time right to terminate this Lease effective as of the first day of the sixty-eighth (68th) full calendar month of the Lease Term (the “Termination Date”), provided that (i) Tenant delivers written notice to Landlord (the “Termination Notice”) on or before the date that is twelve (12) months prior to the Termination Date stating Tenant’s election to terminate this Lease pursuant to the terms and conditions of this Section 2.3, and (ii) concurrent with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant an amount (the “Termination Fee”) equal to the sum of (a) the unamortized portion, as of the Termination Date, calculated with interest at a rate equal to 7% per annum, of the “Concessions,” as that term is defined below, and (b) the Base Rent that would have been payable under this Lease during the six (6) month period following the Termination Date had Tenant not terminated this Lease pursuant to the terms of this Section 2.3, which Termination Fee shall be in consideration of and as a condition precedent to such early termination. For purposes of this Lease, the “Concessions” shall mean the free or abated Base Rent provided, tenant improvement costs incurred and brokerage commission paid in connection with this Lease. Provided that Tenant terminates this Lease pursuant to the terms of this Section 2.3, this Lease shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Termination Date, except those obligations set forth in this Lease which relate to the term of Tenant’s lease of the Premises and/or that specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease up to and including the Termination Date.

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing by notice from Landlord in accordance with the terms of Section 29.18 of this Lease, by a check or ACH (or other manner of payment reasonably approved by Landlord) for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction, except as otherwise specifically provided for in this Lease. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Notwithstanding anything in this Lease to the contrary, during the first seven (7) months of the initial Lease Term, provided that Tenant is not in default of this Lease after the expiration of any applicable notice and cure period, Tenant shall not be obligated to pay any monthly Base Rent attributable to the Premises.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year,” as that term is defined in Section 4.2.6 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts other than Base Rent payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -6-	PLAZA CENTER [Blucora, Inc.]

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration (subject to item (b), below) or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated to reduce (or prevent an increase in) Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation servicing the Building (whether on or offsite), repair, restoration (subject to item (b), below), and maintenance; (vi) fees and other costs, including management fees (subject to item (u), below), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement (subject to item (b), below) of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost at the “Interest Rate,” as that term is defined in Article 25 of this Lease) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses to the extent of the reasonably anticipated cost savings, or to enhance the safety or security of the Project or its occupants, or (B) that are required under any governmental law or regulation enacted or imposed after the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost at the Interest Rate) over such period of time as Landlord shall reasonably determine (provided that such period shall be materially consistent with the period of amortization utilized by landlords of Comparable Buildings for comparable capital improvements); (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, and payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building. Notwithstanding anything to the contrary set forth in this Lease, Operating Expenses shall not, however, include:

(a) costs, including legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, original or

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -7-	PLAZA CENTER [Blucora, Inc.]

subsequent leasing, offering or selling of the Project or any portion thereof, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants or incurred in renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities); or costs incurred in connection with relocating tenants;

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties, late fees, and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and utility costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include without limitation costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) except for a Project management fee as limited by item (u), below, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement, including, without limitation, utilities that are separately metered for the Premises or other leased areas of the Project or Building, as the case may be, which are billed separately to Tenant or one or more other tenant(s), as applicable;

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -8-	PLAZA CENTER [Blucora, Inc.]

(l) in-house legal and/or accounting (as opposed to office building bookkeeping) fees;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(o) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p) costs incurred to comply with laws relating to the removal, containment or treatment of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date; costs of investigating or defending claims in regard to the existence or release of hazardous materials at the Project; costs of settlement, judgments, or other costs related to the presence or alleged presence of hazardous materials on, in or under the Project; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project;

(q) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and its employees or contractors, Landlord and Tenant, or Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;

(r) legal fees and costs concerning the negotiation and preparation of this Lease or any litigation between Landlord and Tenant;

(s) any reserves retained by Landlord;

(t) any charitable or political contributions made by Landlord and all costs, fees and expenses related thereto;

(u) fees payable by Landlord for management of the Project in excess of four percent (4%) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent (specifically disregarding free or abated rent), including base rent, pass-throughs, and parking fees (but excluding the cost of after hours services or utilities) from the Project for any calendar year or portion thereof;

(v) costs, fines or penalties incurred due to the violation by Landlord or any “Landlord Party,” as that term is defined in Section 10.1 of this Lease, of any “Applicable Laws,” as that term is defined in Article 24 of this Lease, and costs and expenses incurred in connection with contesting or settling any violation of Applicable Laws by Landlord;

(w) interest, penalties or damages incurred by Landlord for late payment of taxes or assessments or under any agreement to which Landlord is a party by reason of the breach by Landlord or any Landlord Party of any such agreement;

(x) costs of repairs or replacements to the extent Landlord recovers such costs pursuant to (x) construction, material or equipment warranties (provided that Landlord shall use commercially reasonable efforts to recover against available warranties), (y) condemnation proceeds, or (z) otherwise (other than pursuant to tenants’ payments of operating expenses);

(y) Tax Expenses;

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -9-	PLAZA CENTER [Blucora, Inc.]

(z) legal, accounting and tax advisor costs and disbursements incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(aa) Landlord’s general corporate overhead and general and administrative expenses; and

(bb) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art.

Further, notwithstanding anything in this Section 4.2.4 to the contrary, Landlord shall not collect Operating Expenses from Tenant and other tenants of the Project in an amount in excess of what Landlord incurred for the items included in Operating Expenses.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges, assessments or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project (including Project personal property), or any portion thereof, but, notwithstanding anything to the contrary set forth in this Section 4.2.5, “Tax Expenses” shall not include (a) any tax imposed on or measured in accordance with applicable law by the net income, gross income or gross receipts of Landlord, such as federal and state net income taxes, (b) Washington state and local business and occupation taxes, and (c) excess profit taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes and estate taxes.

4.2.5.2 Subject to the terms of items (a), (b) and (c) of Section 4.2.5.1, above, Tax Expenses shall include, without limitation, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any real property tax, or any component thereof, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) reasonably incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred.

4.2.5.4 Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason other than Landlord’s negligence, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord, within thirty (30) day following demand, Tenant’s Share of any such increased Tax Expenses.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -10-	PLAZA CENTER [Blucora, Inc.]

4.2.5.5 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) any items included as Operating Expenses, (ii) any items paid by Tenant under Section 4.5 of this Lease, (iii) all penalties and interest on any Tax Expenses as a result of Landlord’s failure to pay the same as and when payable, and (iv) any documentary transfer tax, mortgage lien tax, or recording fees.

4.2.5.6 If in any Expense Year subsequent to the Base Year, the amount of Tax Expenses decreases below the amount of Tax Expenses incurred in the Base Year (the amount of such decrease in Tax Expenses below the Base Year Tax Expenses to be referred to herein as the “Tax Decrease”), then for purposes of such Expense Year(s) only, the Base Year Tax Expenses shall be decreased by an amount equal to the Tax Decrease.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Allocation of Direct Expenses; Cost Pools.

4.3.1 The parties acknowledge that, notwithstanding any contrary provision contained in this Lease, the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the Adjacent Building. In connection with the foregoing, for purposes of this Lease, “Direct Expenses” allocated to the tenants of the Building (as opposed to the tenants of the Adjacent Building) shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. Landlord shall allocate such expenses in good faith and in a manner reasonably determined by Landlord.

4.3.2 Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in good faith and in its reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in good faith, reasonably and in an equitable manner.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant without one hundred twenty (120) days following the end of each Expense Year, a statement (the “Statement”) which shall state the actual Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess (if any). Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess that is greater than the Estimated Excess paid by Tenant for such Expense Year is present, Tenant shall, within thirty (30) days following demand by Landlord, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the expiration of the applicable Expense Year (other than governmental assessments or utility billings or assessments).

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -11-	PLAZA CENTER [Blucora, Inc.]

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days following demand by Landlord, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within thirty (30) days following demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above. To the extent that Landlord enforces the terms of this Section 4.5.2 against Tenant, then Landlord shall not include in Tax Expenses taxes assessed against any other tenant improvements in the Project to the extent such taxes relate to the value of such tenant improvements in excess of the building standard amount.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the parking facility servicing the Project; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Books and Records. Within one hundred eighty (180) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default under this Lease after the expiration of any applicable notice and cure period and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within one hundred eighty (180) days of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -12-	PLAZA CENTER [Blucora, Inc.]

Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such determination by the Accountant proves that Direct Expenses were overstated, Landlord shall, at Landlord’s option, either refund the amount due to Tenant within thirty (30) days following such determination or credit such amounts against the next rent due under this Lease. Further, if Direct Expenses were overstated by Landlord by more than four percent (4%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. In the event that it is determined pursuant to the terms hereof that Tenant paid less Direct Expenses than Tenant was required to pay pursuant to this Lease, Tenant shall pay the amount of such underpayment within thirty (30) days following such determination. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant with respect to such Statement.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of Washington, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project (in any event, “Matters of Record”); provided, however, that except as required by Applicable Law, Tenant’s obligation to comply with Matters of Record recorded after the date of this Lease shall be subject to Tenant’s prior consent, which shall not be withheld unless the same would materially affect Tenant’s rights under this Lease. Further, Tenant shall not be bound by any such future Matters of Record until such time as the same have been provided to Tenant.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall at all times maintain and operate the Building in a manner at least materially consistent with the Comparable Buildings. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 7:00 P.M. Monday through Friday, and on Saturdays from 7:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays which are observed by Comparable Buildings (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electricity and electrical wiring and facilities for connection to Tenant’s lighting fixtures and “Customary Tenant Equipment,” as that term is defined in Section 6.2, below, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of two (2) watts per

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -13-	PLAZA CENTER [Blucora, Inc.]

rentable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of one (1) watt per rentable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas and shall provide an access point for Tenant to obtain water to service customary office kitchens, wellness rooms, break rooms and other locations within the Premises requiring water as particularly set forth on the “Space Plan,” as that term is defined in Section 3.2 of Tenant Work Letter.

6.1.4 Landlord shall provide daily janitorial services to the Premises at least materially consistent with the overall janitorial service provided at Comparable Buildings, except for weekends and the date of observation of the Holidays, in and about the Premises and window washing services in a manner and frequency materially consistent with Comparable Buildings

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have one elevator available at all other times, including on the Holidays. Landlord hereby acknowledges and agrees that Landlord intends to and shall install, as an Operating Expense, access card readers in the passenger elevators at the Building which do not, as of the date hereof, contain such card readers. Landlord shall use commercially reasonable efforts to complete such installation by the Lease Commencement Date and shall complete such installation prior to June 30, 2013. Following such installation, Tenant shall have the option, from time to time during the Lease Term, at no cost to Tenant, to limit access to the 9th floor of the Building by restricting the hours during which access is available to the public or by limiting access to cardholders only.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to reasonable scheduling by Landlord.

6.1.7 Landlord shall provide reasonable access control services for the Building materially consistent with such services generally provided for at the Comparable Buildings. Although Landlord agrees to provide such access control services, notwithstanding anything to the contrary contained in this Lease, neither Landlord nor the “Landlord Parties,” as that term is defined in Section 10.1 of this Lease, shall be liable for, and Landlord and the Landlord Parties are hereby released from, any responsibility for any damage either to person or property sustained by Tenant as a result of the admission or exclusion from Building or Project of any person; provided, however, that Landlord shall remain liable for personal injury and/or property damage to the extent caused directly by the negligence or willful misconduct of Landlord’s access control personnel (but in any event Landlord shall not be liable hereunder for the acts or omissions of any third parties at the Project). Subject to the terms of this Lease (including Article 8 and the Tenant Work Letter, as applicable), Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises. Tenant may coordinate the Tenant’s Security System to provide that the Building’s system and the Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate the Tenant’s Security System with the Building systems. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System.

6.1.8 Landlord shall repair and maintain the Common Areas in a manner at least materially consistent with the manner or repair and maintenance of common areas at Comparable Buildings.

6.1.9 Subject to Landlord’s reasonable rules, regulations and restrictions and the terms of this Lease, Landlord shall permit Tenant to utilize the Building risers, raceways, shafts and/or conduit to the extent that (i) there is available space therein for Tenant’s use (giving due consideration to the reasonable requirements of current and future tenants and to Building requirements), and (ii) Tenant’s requirements are consistent with a typical general office user. Any vendors utilized to provide service through such risers, raceways, shafts and/or conduits shall be subject to Landlord’s approval (which shall not be unreasonably withheld) and shall be subject to such rules, regulations and requirements as Landlord shall reasonably promulgate.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -14-	PLAZA CENTER [Blucora, Inc.]

Tenant shall reasonably cooperate with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed, use machines other than normal office machines or equipment or lighting that exceeds the load specified in Section 6.1.2, above, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease (provided that Landlord expressly acknowledges and agrees that (i) Landlord’s consent shall not be required for typical quantities of typical office desktop computers, copiers, and other, similar typical office equipment (“Customary Tenant Equipment”), and (ii) Landlord’s consent shall not be required in connection with the installation and use of the equipment provided for on Exhibit B-1, attached hereto (the “Approved Equipment”), provided that to the extent required, any structural modifications required in connection with Approved Equipment (which modifications shall be performed at Tenant’s sole cost and expense) shall remain subject to Landlord’s approval, which shall not be unreasonably withheld). If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, and the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.31, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (provided that Landlord’s consent shall not be required for Customary Tenant Equipment and for the Approved Equipment). If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such after-hours HVAC (provided that on weekdays (other than Holidays), oral notice to the Building property manager prior to 1:00 p.m. of Tenant’s desired use of after hours HVAC to commence after Building Hours on such day shall be deemed to be adequate), and Landlord shall supply such after-hours HVAC to Tenant at such hourly cost per zone to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time reasonably establish. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay to Landlord, within thirty (30) days after billing, Landlord’s standard charge, for any services provided to Tenant which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -15-	PLAZA CENTER [Blucora, Inc.]

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers), and the carpet or other floor covering on the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear, damage caused by Landlord or any Landlord Party, and damage caused by other events beyond the reasonable control of Tenant; provided however, that if Tenant fails to make such repairs after notice and a reasonable opportunity to cure (provided that such notice and cure right shall not be applicable in the case of an emergency), Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project, but not in excess of three percent (3%)) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible for maintaining in good condition and making repairs to the Common Areas, the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the base building systems and equipment (including the base building utility systems and base building utility equipment) of the Building, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times upon reasonable prior notice to Tenant (except that no notice shall be required in the event of an emergency) to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall deem reasonably necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases any and all rights it may have at law or in equity to make repairs at the expense of Landlord

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding anything in this Article 8 to the contrary, Tenant shall have the right, without Landlord’s consent but upon five (5) business days prior notice to Landlord, to make strictly cosmetic, non-structural additions and alterations to the Premises (“Cosmetic Alterations”) that do not (i) affect the exterior appearance of the Premises or Building, or (ii) affect the Building’s electrical, ventilation, plumbing, elevator, mechanical, air conditioning or other systems; provided, however, that Landlord hereby agrees that no notice to Landlord shall be required for the hanging of art or other typical office decorations, the posting of required workplace notices, and the installation of whiteboards. Notwithstanding that Landlord’s consent shall not be required for any Cosmetic Alterations, Tenant shall otherwise comply with the terms of this Article 8 in connection therewith. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord (in Landlord’s

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -16-	PLAZA CENTER [Blucora, Inc.]

reasonable discretion), the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term; provided, however, that if Tenant’s request for approval of any Alteration requests a determination by Landlord as to whether or not Tenant shall be required to remove the subject Alteration upon the expiration or earlier termination of this Lease in accordance with the terms hereof, then Landlord shall include in its consent (if granted) notice as to whether the subject Alteration shall be required to be removed prior to the expiration or earlier termination of this Lease, and corresponding repairs made. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations (other than Cosmetic Alterations) as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) cause Tenant’s contractor to comply with Landlord’s standard reasonable contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability insurance in an amount reasonably approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant (provided that the foregoing shall not limit Landlord’s obligation to pay for the Tenant Improvements under the Tenant Work Letter as and to the extent provided for therein) and shall be and become the property of Landlord, except that (i) Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, and (ii) Tenant shall remain the owner of Tenant’s personal property paid for by Tenant, which shall be removed by Tenant prior to the expiration or earlier termination of this Lease. In all events, Tenant shall repair any damage to the Premises and Building caused by any such removal and shall return the affected portion of the Premises to the condition existing prior to the applicable installation (provided that if the subject area was unimproved, Tenant shall restore the affected area to a commercially reasonable, general office condition reasonably approved by Landlord). Furthermore, Landlord may, subject to the terms of Section 8.2 of this Lease, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations and/or

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -17-	PLAZA CENTER [Blucora, Inc.]

improvements and/or systems and equipment within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to the condition existing prior to the applicable installation (provided that if the subject area was unimproved, Tenant shall restore the affected area to a commercially reasonable general office condition reasonably approved by Landlord). If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a condition required hereunder, Landlord may do so and may charge the cost thereof to Tenant. Except to the extent caused by Landlord’s negligence or willful misconduct, Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any work on the Premises that may give rise to a lien on the Premises, Building or Project (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise (or provide other security acceptable to Landlord in Landlord’s reasonable discretion) within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within ten (10) business days after demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the extent of the negligence or willful misconduct of Landlord or the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents,

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -18-	PLAZA CENTER [Blucora, Inc.]

servants, employees, and independent contractors (collectively, “Tenant Parties“) from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) arising from the negligence or willful misconduct of Landlord and the Landlord Parties in, on or about the Project, except to the extent caused by the negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party’s agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. Landlord and Tenant each hereby agrees that it shall not assert any industrial insurance immunity rights pursuant to Title 51 RCW (as the same may be amended, substituted or replaced) if such assertion would be inconsistent with or otherwise impair the other party’s right to indemnification under this Section 10.1, and, accordingly, hereby waives all such industrial insurance immunity rights. The foregoing waiver of industrial insurance immunity rights was specifically negotiated by Landlord and Tenant and is solely for the benefit of the Landlord and Tenant, and their successors and assigns, under the Lease, and is not intended as a waiver of rights of immunity under such industrial insurance for any other purposes. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

Landlord’s Initials	Tenant’s Initials

10.2 Landlord’s Liability and Fire and Casualty Insurance. Landlord shall carry commercial general liability insurance with respect to the Building during the Lease Term, and shall further insure the Building and the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage, terrorist acts and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake or terrorism insurance), and Worker’s Compensation and Employer’s Liability coverage as required by applicable law. Tenant shall, at Tenant’s expense, comply with all reasonable insurance company requirements pertaining to the use of the Premises of which Tenant is given notice by Landlord or such insurance company. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -19-	PLAZA CENTER [Blucora, Inc.]

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of Washington; (iv) be primary and noncontributory insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall notify Landlord of any material change in Tenant’s insurance coverage that causes such coverage to fail to comply with the requirements of this Article 10 within three (3) business days following any such change. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least fifteen (15) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within five (5) days after demand by Landlord, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within ten (10) business days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent of any peril insured against or required to be insured against pursuant to the terms of this Lease. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder. Landlord and Tenant shall indemnify, defend and hold the other harmless from and against any loss or expense, including reasonably attorneys’ fees, resulting from the failure to obtain such waiver.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -20-	PLAZA CENTER [Blucora, Inc.]

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed reasonably desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises, parking and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval (which shall not be unreasonably withheld, conditioned or delayed), all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (i) material damage affecting Tenant’s use of the Premises occurs during the last twelve (12) months of the Lease Term, or (ii) the repairs cannot, on a commercially reasonable basis, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -21-	PLAZA CENTER [Blucora, Inc.]

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of Washington with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty percent (20%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. Notwithstanding anything in this Article 13 to the contrary, Landlord and Tenant shall each be entitled to receive fifty percent (50%) of the “bonus value” of the leasehold estate in connection therewith, which bonus value shall be equal to the difference between the Rent payable under this Lease and the sum established by the condemning authority as the award for compensation for the leasehold. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -22-	PLAZA CENTER [Blucora, Inc.]

be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than two hundred seventy (270) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided that in no event shall such costs and expenses exceed $2,000.00 for each Transfer in the ordinary course of business.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -23-	PLAZA CENTER [Blucora, Inc.]

14.2.6 Landlord has space in the Building reasonably capable of satisfying the proposed Transferee’s requirement and either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the three (3) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable, out-of-pocket expenses incurred by Tenant to procure the Transfer, including, without limitation, for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent and improvement or other allowances reasonably provided to the Transferee, (iii) any brokerage commissions and marketing costs in connection with the Transfer, and (iv) legal fees reasonably incurred in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant (a “Recapture Notice”) within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space; provided, however, that Tenant shall have the right, within five (5) business days following receipt of a Recapture Notice to rescind its Intention to Transfer Notice, in which case the Intention to Transfer Notice and the Recapture Notice shall be void and of no force or effect. Subject to the foregoing, in the event of a recapture by Landlord hereunder, such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party,

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -24-	PLAZA CENTER [Blucora, Inc.]

the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such twenty (20) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer or another qualified officer of Tenant, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times, upon not less than five (5) business days notice to Tenant, to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than four percent (4%), Tenant shall pay Landlord’s costs of such audit. Likewise, if the Transfer Premium is found to be overstated, Landlord shall, within thirty (30) days, at Landlord’s option, either refund the amount overpaid by Tenant or credit Tenant’s next rent due in the amount of such overpayment.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease after the expiration of any applicable notice and cure period, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Lease, neither (i) an assignment to a transferee of all or substantially all of the assets of Tenant, (ii) an assignment of the Premises to a

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -25-	PLAZA CENTER [Blucora, Inc.]

transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, nor (iii) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), shall be deemed a Transfer under Article 14 of this Lease, provided that Tenant notifies Landlord of any such assignment or sublease at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth in items (i) through (iii) above, and that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs not required under this Lease to be made by Tenant excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed a tenancy from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 125% during the first month immediately following the expiration or earlier termination of the Lease Term, and 150% thereafter. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises within thirty (30) days following the date of the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -26-	PLAZA CENTER [Blucora, Inc.]

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. At any time during the Lease Term, but only in connection with a sale, financing or refinancing of the Project, or any portion thereof or interest therein, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, in the event that the foregoing Tenant financial statements are readily available to the public via the internet, Tenant shall not be obligated to provide such statements to Landlord pursuant to the terms hereof.

ARTICLE 18

SUBORDINATION

18.1 In General. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy and to cure any continuing defaults by Landlord that materially effect Tenant’s ability to occupy the Premises or its right under this Lease, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, provided that such further instruments or assurances provide that this Lease and Tenant’s leasehold interest hereunder shall not be disturbed so land as Tenant timely pays the rent and observes and performs the term, covenants and conditions to be observed and performed by Tenant. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

18.2 SNDA. Following the full execution and unconditional delivery of this Lease, Landlord shall use commercially reasonable efforts to cause each of Landlord’s lenders that hold a mortgage or deed of trust with respect to the Building to execute a subordination, nondisturbance and attornment agreement in favor of Tenant (the “SNDA”) (provided that failure to obtain any such SNDA shall not be a default by Landlord nor be deemed a condition precedent to the effectiveness of this Lease). Any reasonable costs or fees incurred in connection with such request shall be paid for by Tenant. Tenant shall have no further rights under this Section 18.2 (and Landlord shall have no further obligations under this Section 18.2) in the event that Tenant shall fail to provide Landlord a commercially reasonable response to any draft SNDA, revised SNDA or other communication with respect to the SNDA for a period in excess of thirty (30) days.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -27-	PLAZA CENTER [Blucora, Inc.]

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of all or a substantial portion of the Premises by Tenant for a period of six (6) months; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 17 or 18 of this Lease where such failure continues for more than ten (10) business days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever, except as provided for in Section 19.1, above.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -28-	PLAZA CENTER [Blucora, Inc.]

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may continue the Lease in effect (whether or not Tenant has abandoned or vacated the Premises) and, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may re-enter and attempt to relet the Premises without terminating this Lease and remove all persons and property from the Premises (which property may be removed and stored in a public warehouse or elsewhere at the sole cost and risk of, and for the account of, Tenant), all without service of notice or resort to legal process and without being deemed guilty of trespass, or any liability of Landlord for any loss or damage which may be occasioned thereby. If Landlord, without terminating this Lease, either (i) elects to re-enter the Premises and attempts to relet the Premises, (ii) takes possession of the Premises pursuant to legal proceedings, or (iii) takes possession of the Premises pursuant to any notice provided by law, then Landlord may, from time to time, make such alterations and repairs as may be necessary in order to relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rent and other terms as Landlord in its reasonable discretion deems advisable. Upon such reletting, all rent received by Landlord from such reletting shall be applied, first to the payment of any indebtedness of Tenant to Landlord (other than for any rent due hereunder); second, to the payment of any costs and expenses of obtaining possession and any such reletting, including the expense of alterations and repairs, brokerage fees and reasonable attorneys’ fees; third, to the payment of any rent due and unpaid hereunder. If such rents and any other amounts received from such reletting during any month are less than that to be paid during that month by Tenant, then Tenant shall immediately pay such deficiency to Landlord. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a notice of such intention is given by Landlord to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, Landlord shall be entitled to the remedy set forth in Section 19.2.1 above, and may recover all damages it may incur by reason of such default, including the cost of recovering the Premises, reimbursement of any brokerage fees incurred by Landlord in connection with this Lease and all rent (accrued or to accrue during the Lease Term) which, at Landlord’s election, shall be accelerated and be due in full on demand.

19.2.4 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2 and 19.2.3, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -29-	PLAZA CENTER [Blucora, Inc.]

19.5 Landlord Default.

19.5.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by the Lease, which materially interferes with Tenant’s use of the Premises, (ii) any failure to provide services, utilities, parking or access to the Premises as required by this Lease, or (iii) any “Renovations,” as that term is defined in Section 29.29 of this Lease (such set of circumstances as set forth in items (i), (ii) or (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein payable by Tenant and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease, and for all losses and damages Landlord suffers (or which Landlord reasonably estimates that it may suffer) as a result of any

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -30-	PLAZA CENTER [Blucora, Inc.]

breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the “L-C”) in the amount set forth in Section 8 of the Summary (the “L-C Amount”), in the form attached hereto as Exhibit F, payable in the City of Bellevue, Washington, or the City of Seattle, Washington, running in favor of Landlord, drawn on a bank (the “Bank”) reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2, below, all as set forth more particularly hereinbelow. In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) business days of billing. Any such substitute L-C shall conform with all of the requirements of this Article 21. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L-C.

21.2 In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant further covenants and warrants as follows:

21.2.1 Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, provided that such transfer is a part of the assignment by Landlord of its rights and interests in and to this Lease and that the transferee assumes the landlord’s obligations under this Lease. In the event of a transfer of Landlord’s interest in the Building and the transferee’s written assumption of Landlord’s obligations under this Lease, Landlord shall transfer the L-C to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

21.2.2 No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

21.2.3 Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3, below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

21.2.4 Renewal; Replacement. If the L-C expires earlier than the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Lease Term (including any renewal or extension of the Lease Term), Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its reasonable discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed unless at least sixty (60) days’ prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -31-	PLAZA CENTER [Blucora, Inc.]

21.2.5 Bank’s Financial Condition. If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant’s failure to obtain such substitute L-C within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L-C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3, below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including, without limitation, Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.3 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord suffers (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code and has not been dismissed within thirty (30) days, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date, or (E) a Bank Credit Threat or Receivership (as such term is defined in Section 21.6.1, below) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5 above or 21.6, below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, or if any of the foregoing events identified in Sections 21.3 (A) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.4 Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of any applicable law, or (ii) intended to serve as a “security deposit” within the meaning of any applicable law. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and any and all laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.5 Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Section 21.3, above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -32-	PLAZA CENTER [Blucora, Inc.]

proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Tenant hereby (i) agrees that (A) Tenant has no property interest whatsoever in the proceeds from any such draw, and (B) such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Laws, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.6 Bank Placed Into Receivership.

21.6.1 Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within ten (10) business days following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall (i) replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 or (ii) in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 within the foregoing ten (10) business day period, deposit with Landlord cash in the L-C Amount (the “Interim Cash Deposit”); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall, within sixty (60) days after the LC Replacement Notice, replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, and upon Landlord’s receipt and acceptance of such replacement L-C, Landlord shall return to Tenant the Interim Cash Deposit, with no obligation on the part of Landlord to pay any interest thereon. If Tenant fails to comply in any respect with the requirements of this Section 21.6.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to (a) declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) business day and sixty (60) day periods, (b) if applicable, retain such Interim Cash Deposit until such time as such default is cured by Tenant, which retention shall not constitute a waiver of any right or remedy available to Landlord under the terms of this Lease or at law, and (c) pursue any and all remedies available to it under this Lease and at law, including, without limitation, if Tenant has failed to provide the Interim Cash Deposit, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5 above, to the extent possible pursuant to then existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including, without limitation, Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.6.2 Interim Cash Deposit. During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a “Deposit Period”), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease. The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s default. If, during any such Deposit Period, Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the Interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default or failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall, within ten (10) business days after demand, pay to Landlord any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant’s failure to immediately do so shall constitute a default under this Lease. In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -33-	PLAZA CENTER [Blucora, Inc.]

in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within forty-five (45) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises. Landlord’s obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord’s general or other funds. Tenant shall not at any time be entitled to interest on the Interim Cash Deposit. In the event of a transfer of Landlord’s interest in the Building and the transferee’s written assumption of Landlord’s obligations under this Lease, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 21.6.2, above, and (B) Landlord may claim from the Interim Cash Deposit (a) any and all sums expressly identified in this Section 21.6.2, above, and (b) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease.

21.7 Reduction of Letter of Credit. Provided that Tenant is not in default of this Lease after the expiration of any notice and cure period and has not previously been in default of this Lease after the expiration of any applicable notice and cure period as of the applicable “Reduction Date,” as that term is defined, below, the L-C Amount shall be reduced by $150,000 as of the applicable Reduction Date. Such reduction of the L-C Amount, if applicable, shall be accomplished by Tenant causing the Bank to issue an amendment to the L-C following the applicable Reduction Date (which amendment shall be in form and content reasonably acceptable to Landlord). For purposes of this Section 21.7, the “Reduction Date” shall mean each of (i) the first day of the thirty-second (32nd) full calendar month of the initial Lease Term, and (ii) the first day of the fifty-sixth (56th) full calendar month of the initial Lease Term.

ARTICLE 22

INTENTIONALLY DELETED

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, on the 9th floor of the Building, Tenant may, at its sole cost and expense, install identification signage anywhere on such floor including in the elevator lobby, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. With regard to any portion of the Premises that is located on a multi-tenant floor of the Building, Tenant’s identifying signage shall be provided by Landlord, at Landlord’s cost as to Tenant’s initial signage, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas, provided that the foregoing shall not alter Tenant’s rights under Section 23.5, below. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -34-	PLAZA CENTER [Blucora, Inc.]

23.4 Building Directory. A building directory will be located in the lobby of the Building. Tenant shall have the right, at Landlord’s cost as to Tenant’s initial entry, to display Tenant’s name on such directory.

23.5 Tenant’s Sign. Subject to the terms of this Section 23.5, Applicable Laws and Landlord’s reasonable rules and regulations, the Original Tenant or a Permitted Assignee, as the case may be, only shall have the non-exclusive right to have one sign (collectively, “Tenant’s Sign”) on one strip of the existing monument servicing the Building and located at the entrance to the Building (the “ Monument”). The exact location of Tenant’s Sign on the Monument shall be reasonably designated by Landlord. Subject to the foregoing terms of this Section 23.5, (i) the size, materials, lettering, design, content and all other specifications relating to Tenant’s Sign shall be consistent with the Building standards and shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) Tenant’s Sign shall comply with all applicable governmental rules and regulations; (iii) Tenant’s right to Tenant’s Sign shall be personal to the Original Tenant or a Permitted Assignee, as the case may be (and may not be utilized by any other assignee, or any sublessee or any other person or entity); and (iv) Tenant’s continuing right to Tenant’s Sign shall be contingent on the Original Tenant or a Permitted Assignee, as the case may be, actually occupying at least 30,000 rentable square feet of the Premises (and, accordingly, Tenant’s rights hereunder shall terminate at such time, if applicable, as Tenant shall fail to actually occupy at least 30,000 rentable square feet of the Premises). In the event that Tenant’s Sign shall be utilized by a Permitted Assignee in accordance with the terms hereof, all of the terms of this Section 23.5 shall be applicable with respect thereto (including, without limitation, Landlord’s approval of the content and all specifications relating to any substitute sign). In connection therewith, in no event shall Tenant’s Sign include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the first class quality of the Project, or which would reasonably offend a landlord of the Comparable Buildings, or which includes the name of a foreign country. Tenant shall be responsible for obtaining any applicable permits or other governmental approval(s) applicable to or required for Tenant’s Sign. Further, Tenant shall be responsible for all costs incurred in connection with the design, construction, installation, maintenance and repair, compliance with law and removal of Tenant’s Sign. Upon the expiration or earlier termination of this Lease, or upon any earlier termination of Tenant’s right to Tenant’s Sign hereunder, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Sign from the Monuments and restore all affected areas to the condition existing prior to Tenant’s installation of Tenant’s Sign.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises, or do anything elsewhere in the Project, which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (“Applicable Laws”). Tenant shall, at its sole cost and expense, promptly comply with any Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any tenant improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises, or the tenant improvements, or use of the Premises for non typical general office use. Should any standard or regulation now or hereafter be imposed on Tenant or the Premises by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or otherwise materially affect Tenant’s use of, access to, or parking for the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -35-	PLAZA CENTER [Blucora, Inc.]

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) business days after notice from Landlord that the same was not paid when due shall bear interest from the date when due until paid at a rate per annum (the “Interest Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus one (1) percentage point, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) business days following delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises (to the extent permitted or required by this Lease) or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any reasonable time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease after the expiration of any applicable notice and cure period in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform after the expiration of any applicable notice and cure period. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Landlord shall not materially interfere with Tenant’s use of and access to the Premises in connection with any entries under this Article 27 (except under item (B), above). Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, provided that the foregoing shall not limit Landlord’s liability for personal injury or property damage to the extent caused by Landlord’s negligence or willful misconduct. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -36-	PLAZA CENTER [Blucora, Inc.]

advance by Tenant. In an emergency, Landlord shall have the right to use any means that are reasonable under the circumstances to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Lease Commencement Date, the amount of unreserved parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall be for unreserved parking stalls located in the parking facility servicing the Project. Subject to the maximum number of parking passes to which Tenant is entitled pursuant to the terms of this Lease, Tenant may increase or decrease the number of parking passes rented by Tenant upon not less than thirty (30) days notice to Landlord. Tenant shall pay to Landlord for automobile parking passes on a monthly basis an amount (the “Parking Charge”) equal to the prevailing rate charged from time to time at the location of such parking passes; provided, however, that (i) the Parking Charge shall be deemed to equal $100.00 per parking pass per month during the first eighteen (18) months of the initial Lease Term, and (ii) the Parking Charge shall be deemed to equal $140.00 per parking pass per month during months nineteen (19) through thirty-six (36), inclusive, of the initial Lease Term. In addition to the Parking Charge, Tenant shall at all times be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project’s parking facilities), Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease after the expiration of any applicable notice and cure period. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities, provided that the foregoing shall not alter or limit Landlord’s liability for personal injury and/or property damage to the extent caused by Landlord’s negligence or willful misconduct. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time (provided that the foregoing shall not alter Tenant’s rights hereunder to the parking passes to which Tenant is entitled under the terms of this Lease), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel (including contract employees) and vendors (collectively, “Tenant Parkers”) and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant shall cause all Tenant Parkers to comply with Landlord’s reasonable parking rules, regulations and requirements, including, without limitation, causing Tenant Parkers to register with Landlord and/or its parking operator. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -37-	PLAZA CENTER [Blucora, Inc.]

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is temporarily obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Intentionally Deleted.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease (without affecting the rights and obligations of the parties under this Lease, except as otherwise specifically provided for in this Section 29.5), and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease that accrues after the date of transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, provided that such transferee shall have fully assumed in writing, and be liable for, all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and in such event Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -38-	PLAZA CENTER [Blucora, Inc.]

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and the rents, issues and profits thereof. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

c/o Beacon Capital Partners, LLC
11755 Wilshire Boulevard
Suite 1770
Los Angeles, California 90025
Attention: Mr. Jeremy B. Fletcher

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -39-	PLAZA CENTER [Blucora, Inc.]

and

c/o Beacon Capital Partners, LLC
200 State Street, 5th Floor
Boston, Massachusetts 02109
Attention: General Counsel

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of Washington and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Each individual executing this Lease on behalf of Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in the State of Washington and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of Washington. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF WASHINGTON, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY WASHINGTON LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the commissions due Brokers in connection with this Lease pursuant to separate written agreements with Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -40-	PLAZA CENTER [Blucora, Inc.]

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as otherwise expressly set forth in this Lease.

29.26 Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Intentionally Deleted.

29.29 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project and/or the Building (excluding the Premises). Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease).

29.30 No Violation. Each party hereby warrants and represents that neither its execution of nor performance under this Lease shall cause such party to be in violation of any agreement, instrument, contract, law, rule or regulation by which such party is bound, and such party shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from such party’s breach of this warranty and representation.

29.31 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises that were installed by or for the benefit of Tenant and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Tenant shall, at Tenant’s sole cost and expense, prior to the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -41-	PLAZA CENTER [Blucora, Inc.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:		TENANT:

PLAZA CENTER PROPERTY LLC, a Delaware limited liability company		BLUCORA, INC., a Delaware corporation

By:	/s/ Jeremy B. Fletcher	By:	/s/ Eric Emans
	Jeremy B. Fletcher, Senior Managing Director	Its:	CFO

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -42-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT A

PLAZA CENTER

OUTLINE OF PREMISES

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -43-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT A-1

PLAZA CENTER

PROJECT LEGAL DESCRIPTION

PARCEL A:

LOTS 5, 6, 7 AND 8, BLOCK 1, CARROLL-HEDLUND’S 1ST ADDITION TO BELLEVUE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 49 OF PLATS, PAGES 58 AND 59, IN KING COUNTY, WASHINGTON;

EXCEPT THAT PORTION OF SAID LOT 8 LYING EASTERLY OF A LINE THAT IS 30 FEET WEST OF THE EAST LINE OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 29, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., IN KING COUNTY, WASHINGTON;

SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

PARCEL B:

THAT PORTION OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 29, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., IN KING COUNTY, WASHINGTON, DESCRIBED AS FOLLOWS:

BEGINNING AT THE POINT OF INTERSECTION OF THE WEST LINE OF THE EAST 92 FEET OF SAID SUBDIVISION WITH THE FORMER NORTH LINE OF NORTHEAST 8TH STREET, SAID POINT BEING NORTH 01°13’30” EAST, A DISTANCE OF 33.00 FEET FROM THE SOUTH LINE OF SAID SUBDIVISION;

THENCE NORTH 01°13’30” EAST, A DISTANCE OF 147.01 FEET TO THE SOUTH LINE OF CARROLL-HEDLUND’S 1ST ADDITION TO BELLEVUE, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 49 OF PLATS, PAGES 58 AND 59, IN KING COUNTY WASHINGTON;

THENCE NORTH 88°04’22” WEST, ALONG SAID SOUTH LINE, A DISTANCE OF 172.02 FEET TO THE WEST LINE OF SAID PLAT OF CARROLL-HEDLUND’S 1ST ADDITION TO BELLEVUE PRODUCED SOUTH;

THENCE NORTH 01°13’30” EAST, ALONG SAID WEST LINE, TO THE NORTHEAST CORNER OF THE PROPERTY CONVEYED TO JEFFREY BUILDING COMPANY BY DEED RECORDED AUGUST 31, 1976 UNDER RECORDING NO. 7608310501;

THENCE WEST, ALONG THE NORTH LINE OF SAID PROPERTY CONVEYED RECORDED AUGUST 31, 1976 UNDER RECORDING NO. 7608310501, A DISTANCE OF 241 FEET TO THE NORTHWEST CORNER THEREOF, SAID POINT BEING ON THE EAST LINE OF THE PROPERTY SOLD TO JEFFREY BUILDING COMPANY UNDER INSTRUMENT RECORDED UNDER RECORDING NO. 6199084;

THENCE NORTH ALONG SAID EAST LINE, TO THE NORTHEAST CORNER THEREOF, BEING A POINT ON THE SOUTH LINE OF THE NORTH 315 FEET OF SAID SUBDIVISION;

THENCE WEST, ALONG THE SOUTH LINE OF SAID NORTH 315 FEET, TO THE EAST LINE OF 108TH AVENUE NORTHEAST;

THENCE 01°20’51” EAST ALONG SAID EAST LINE, 305.02 FEET TO A POINT ON THE NORTH LINE OF NORTHEAST 8TH STREET, BEING 40 FEET NORTHERLY OF THE SOUTH LINE OF SAID SUBDIVISION;

THENCE ALONG THE NORTHERLY LINE OF SAID STREET THE FOLLOWING COURSES AND DISTANCES:

THENCE SOUTH 88°04’22” EAST, A DISTANCE OF 185.71 FEET;

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -1-	PLAZA CENTER [Blucora, Inc.]

THENCE SOUTH 01°20’30” WEST, 7.00 FEET;

THENCE SOUTH 88°04’22” EAST, 180.53 FEET;

THENCE SOUTH 01°13’30” WEST, 3.00 FEET;

THENCE SOUTH 88°04’22” EAST, 80.02 FEET;

THENCE NORTH 01°13’30” EAST, 3.00 FEET;

THENCE SOUTH 88°04’22” EAST, 92.00 FEET TO THE POINT OF BEGINNING;

EXCEPT THAT PORTION LYING EAST OF THE SOUTHERLY PRODUCTION OF THE WEST LINE OF CARROLL-HEDLUND’S 1ST ADDITION TO BELLEVUE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 49 OF PLATS, PAGES 58 AND 59, IN KING COUNTY WASHINGTON;

AND EXCEPT THAT PORTION CONVEYED TO THE CITY OF BELLEVUE FOR ROAD BY DEED RECORDED DECEMBER 9, 1977 UNDER RECORDING NO. 7712090814;

SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

PARCEL C:

THE EAST 264 FEET OF THE SOUTH 180 FEET OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 29, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., IN KING COUNTY, WASHINGTON;

EXCEPT THAT PORTION LYING EASTERLY OF A LINE THAT IS 30 FEET WEST OF THE EAST LINE OF THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 29;

AND EXCEPT THAT PORTION LYING SOUTH OF A LINE THAT IS 44 FEET NORTH OF THE SOUTH LINE OF SECTION 29;

AND EXCEPT THAT PORTION THEREOF CONVEYED TO THE CITY OF BELLEVUE FOR SIDEWALKS, STREET AND UTILITIES, BY INSTRUMENT RECORDED AUGUST 4, 1983 UNDER RECORDING NO. 8308040699;

SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

TAX ACCOUNT NOS.	292505-9048
292505-9357
292505-9358

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT A-1 -2-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT B

PLAZA CENTER

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”). The Base, Shell and Core shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Premises.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $50.24 per rentable square foot of the Premises for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be applied to costs related to the design and construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect”, as that term is defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter, including, without limitation, the “Systems Plans,” as that term is defined in Section 3.4.2 of this Tenant Work Letter, (ii) reasonable costs incurred in obtaining any permits required in connection with the Tenant Improvements, (iii) the reasonable cost of changes in the Base, Shell and Core to the extent such changes are required by the Construction Drawings; (iv) the reasonable cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”); (v) costs for telecommunications cabling to be installed in the Premises; and (vi) the “Landlord Supervision Fee”, as that term is defined in Section 4.3.2 of this Tenant Work Letter. The costs and fees of Contractor and any other Tenant Improvement Allowance Items shall be charged against the Tenant Improvement Allowance until it is fully utilized under this Tenant Work Letter (Tenant acknowledging that Tenant shall be responsible for any costs in excess of the Tenant Improvement Allowance as more particularly set forth in Section 4.3.1 of this Tenant Work Letter). At least once every thirty (30) days during the construction of the Tenant Improvements, Landlord shall furnish Tenant with a report of costs incurred hereunder since the date of the last report. The fees of the Architect and any other Tenant Improvement Allowance Items incurred by Tenant directly shall be reimbursed by Landlord from the Tenant Improvement Allowance within thirty (30) days following request by Tenant, which request shall be accompanied by invoices and such other information and/or documentation as Landlord shall reasonably request.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT B -1-	PLAZA CENTER [Blucora, Inc.]

2.3 Standard Tenant Improvement Package. Landlord has established and provided to Tenant specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”). The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Specifications.

2.4 Unused Tenant Improvement Allowance. Following completion of the Tenant Improvements, upon notice from Tenant to Landlord (the “Election Notice”) delivered on or before the date (the “Outside Date”) that is one (1) year following the Lease Commencement Date, Tenant shall be entitled to utilize any unused portion of the Tenant Improvement Allowance (but in no event in excess of $7.50 per rentable square foot of the Premises of the Tenant Improvement Allowance) (the “Available Unused Allowance”) as a credit against the Base Rent due for the Premises. Any portion of the Tenant Improvement Allowance utilized by Tenant as a Base Rent credit as provided herein shall be applied to the next Base Rent due under this Lease. If Tenant fails to deliver an Election Notice with respect to any Available Unused Allowance or if any portion of the Tenant Improvement Allowance is otherwise not fully utilized under this Tenant Work Letter, in all events prior to the Outside Date, any such unused portions of the Tenant Improvement Allowance shall revert to and become the sole property of Landlord, and Tenant shall have no further rights thereto.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner approved by Landlord (the “Architect”) to prepare certain “Construction Drawings,” as that term is defined in this Section 3.1, as provided for in this Tenant Work Letter. Landlord hereby approves SKB Architects as “Architect”. The plans and drawings to be prepared by Architect hereunder, which shall be deemed to include, without limitation, the “Final Working Drawings,” as that term is defined in Section 3.3 of this Tenant Work Letter, along with the Systems Plans, shall collectively be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Further, notwithstanding that any Construction Drawings are reviewed and/or prepared by Landlord or its space planner, architect, engineers and consultants, and/or by Contractor or the “Subcontractors”, as that term is defined in Section 3.4.2, below, as the case may be, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants and/or by Contractor or the Subcontractors, as the case may be, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Landlord and Tenant have approved that certain space plan, prepared by SKB Architects, dated June 22, 2012, job number 896 (the “Space Plan”). On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall deliver any proposed modifications (“Space Plan Modifications”) to the Space Plan (the Space Plan, as so modified, “Final Space Plan”) to Landlord for Landlord’s approval. If Tenant fails to deliver Space Plan Modifications by such date, then the same shall constitute a “Tenant Delay,” as that term is defined in Section 5.2 of this Tenant Work Letter.

3.3 Final Working Drawings. On or before the date set forth in Schedule 1, Tenant and the Architect shall complete (i) the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits, and (ii) a detailed description of any overstandard requirements of Tenant in connection with the structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler components of the Tenant Improvements (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT B -2-	PLAZA CENTER [Blucora, Inc.]

3.4 Permits; Systems Permits; C of O; Change Orders. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”), which approval shall not be unreasonably withheld, conditioned or delayed, prior to the commencement of the construction of the Tenant Improvements.

3.4.1 Permits. Landlord shall be responsible for obtaining applicable building permits in connection with the construction of the Tenant Improvements (the “Permits”), provided that to the extent that Landlord shall be unable to obtain or is delayed in obtaining the Permits due to the design of the Tenant Improvements, as set forth in the Approved Working Drawings, including, without limitation, due to the failure of the Approved Working Drawings, or the improvements set forth therein, to comply with applicable governmental laws, rules, regulations or requirements (in any event, a “Tenant Caused Permit Failure”), such delay shall be considered a “Tenant Delay,” as that term is defined in Section 5.2 of this Tenant Work Letter. Tenant shall cooperate with all Landlord requests in connection with Landlord’s obtaining of the Permits and/or matters affecting Landlord’s ability to obtain the Permits.

3.4.2 Systems Plans; Systems Permits. Landlord shall cause “Contractor,” as that term is defined in Section 4.1, below, and/or the subcontractors retained in connection with the Tenant Improvements (the “Subcontractors”) to prepare structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler system plans as reasonably required in connection with the Tenant Improvements (collectively, the “Systems Plans”). Tenant shall cooperate in good faith with Landlord, Contractor and/or the Subcontractors, as applicable, to supply such information as is necessary to allow the Systems Plans to be prepared in a form reasonably acceptable to Landlord and which is complete to obtain all applicable permits and in a manner that is consistent with, and is a logical extension of, the Approved Working Drawings (as reasonably determined by Landlord) (the “Systems Plans Completion Standard”). In connection with the foregoing, Tenant shall provide Landlord, Contractor and/or the Subcontractors with any information reasonably required or requested by Landlord, Contractor and/or the Subcontractors in connection with the preparation of the Systems Plans within three (3) business days following request by Landlord, Contractor and/or the Subcontractors, as the case may be. Tenant shall approve the Systems Plans, in Tenant’s reasonable discretion, within four (4) business days following delivery thereof by Landlord to Tenant, or reasonably disapprove the Systems Plans within such four (4) business day period, provided that, except to the extent resulting from Landlord’s failure to complete the Systems Plans pursuant to the Systems Plans Completion Standard, any delays resulting from any such disapproval shall constitute a Tenant Delay. In the event that Tenant shall disapprove of the Systems Plans in accordance with the terms hereof, Tenant shall provide, in reasonable detail, the changes requested by Tenant (which shall be subject to Landlord’s reasonable approval), and Landlord cause such Systems Plans to be revised based upon any such approved changes and resubmit the same to Tenant for its approval in accordance with the terms hereof. Following receipt of Tenant’s approval of the Systems Plans, Landlord shall be responsible for obtaining governmental permits required in connection with the Systems Plans, provided that in the event that any governmental permit required for the Systems Plans shall not be issued or shall be delayed in being issued as a result of the design of the Tenant Improvements, as set forth in the Approved Working Drawings, and/or due to Tenant’s requirements under Section 3.3(ii) of this Tenant Work Letter, and/or due to any other act or omission of Tenant (including, without limitations, any changes requested by Tenant to the Systems Plans), then the same shall constitute a Tenant Delay pursuant to the terms of this Tenant Work Letter (a “Tenant Caused Systems Permit Failure”).

3.4.3 Certificate of Occupancy. Landlord shall be responsible for obtaining a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent, for the Premises (in any event, a “C of O”), provided that to the extent that Landlord causes the construction of the Tenant Improvements to be completed in accordance with the Approved Working Drawings and the Systems Plans and, as a result of Tenant’s design of or specifications or requirements for the Tenant Improvements, shall not be able to or is delayed in obtaining a C of O, the same shall constitute a Tenant Delay pursuant to the terms of this Tenant Work Letter (a “Tenant Caused C of O Failure”). Tenant shall cooperate with all reasonable Landlord requests in connection with Landlord’s obtaining of a C of O and/or matters affecting Landlord’s ability to obtain a C of O.

3.4.4 Change Orders. No changes, modifications or alterations in the Approved Working Drawings and/or the Systems Plans may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, provided that to the extent any change in the Approved Working Drawings and/or the Systems Plans directly or indirectly delays the “Substantial Completion” of the Premises as that term is defined in Section 5.1 of this Tenant Work Letter, the same shall constitute a Tenant Delay.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT B -3-	PLAZA CENTER [Blucora, Inc.]

3.5 Time Deadlines. Tenant and Landlord shall both use commercially reasonable, good faith, efforts and all due diligence to cooperate with the Architect, Contractor, the Subcontractors, and each other to complete all phases of the Construction Drawings (including, without limitation, the Systems Plans) and the permitting process and to receive all permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with each other on a scheduled basis to be reasonably determined by Landlord, to discuss the progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines. Landlord shall use commercially reasonable, good faith efforts and all due diligence to respond to Tenant requests for approval or consent within five (5) business days following receipt of such request from Tenant.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A contractor designated by Landlord (“Contractor”) shall construct the Tenant Improvements.

4.2 Cost Proposal. Landlord shall use commercially reasonable efforts, within ten (10) business days after the Approved Working Drawings are signed by Landlord and Tenant, to provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, or reasonably disapprove the Cost Proposal within such five (5) business day period, in which event (i) Tenant shall, concurrently therewith, provide to Landlord any requested changes to the Approved Working Drawings for Landlord approval, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) Landlord shall provide Tenant a new Cost Proposal based upon the new Approved Working Drawings (i.e., as modified by any Tenant provided and Landlord approved changes) for Tenant’s approval in accordance with the terms hereof, and (iii) except to the extent resulting from any manifest error in the Cost Proposal (e.g., a correction of a typographical error in a cost item), any delays resulting from any such disapproval of any Cost Proposal by Tenant shall constitute a Tenant Delay. Upon receipt by Landlord of Tenant’s approval of the Cost Proposal pursuant to the terms hereof, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date on which Tenant approves and delivers the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions requested by Tenant shall be made to the Construction Drawings or the Tenant Improvements, any reasonable additional costs which arise in connection with such revisions, changes or substitutions or any other reasonable additional costs shall be paid by Tenant to Landlord within ten (10) business days after Landlord’s request as an addition to the Over-Allowance Amount.

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor. Except as provided in Section 4.3.1, above, Contractor’s costs and fees, together with a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) two percent (2%) and (ii) an amount equal to the Tenant Improvement Allowance

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT B -4-	PLAZA CENTER [Blucora, Inc.]

plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter) shall be charged against the Tenant Improvement Allowance in accordance with the terms of Section 2.2 of this Tenant Work Letter.

4.3.3 Contractor’s Warranties and Guaranties. Landlord shall obtain commercially reasonable warranties and guaranties, including a one-year correction period, from the Contractor constructing the Tenant Improvements (collectively, the “Warranties”). Landlord hereby assigns to Tenant all Warranties relating to the Tenant Improvements. Landlord shall also assign to Tenant all rights, remedies and redress that Landlord has against the Contractor relating to the Tenant Improvements. In connection therewith, Landlord shall cooperate with Tenant, on a commercially reasonable basis, but at no cost to Landlord, to assist Tenant in the enforcement of the Warranties, rights, remedies and redress assigned under this Section 4.3.3, if reasonably required. Further, Landlord shall cooperate with Tenant, on a commercially reasonable basis but at no cost to Landlord, in the enforcement of any other remedy that may be available that relates to any defect or failure that may arise in connection with the Tenant Improvements. In retaining Contractor, Landlord shall ensure that all Warranties, rights, remedies and redress against Contractor are fully assignable to Tenant. Subject to Landlord’s compliance with requirements set forth in this Section 4.3.3, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.4 Tenant’s Covenants. Immediately after the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements, provided that Landlord (not Tenant) shall be responsible for any “as built” drawings desired by Landlord with respect to the Systems Plans.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

LEASE COMMENCEMENT DATE

5.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings and the Systems Plans, with the exception of (i) any punch list items which do not materially interfere with Tenant’s occupancy of the Premises or use of the Premises for the Permitted Use, (ii) any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and (iii) the completion of any internal stairwell included in the Approved Working Drawings to the extent the failure to substantially complete such stairwell at the same time as the remainder of the Tenant Improvements is beyond the reasonable control of Landlord (provided that the stairwell area is isolated or secured such that the remainder of the Premises may be safely used for the Permitted Use).

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in the Lease and Section 5.1, above. To the extent there shall be a delay or there are delays in the Substantial Completion of the Premises as a result of:

5.2.1 Tenant’s failure to comply with the Time Deadlines;

5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4 Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5 Tenant’s request for changes in the Approved Working Drawings or the Systems Plans;

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT B -5-	PLAZA CENTER [Blucora, Inc.]

5.2.6 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, and which are different from, or not included in, the Standard Improvement Package;

5.2.7 Changes to the Base, Shell and Core required by the Approved Working Drawings; or

5.2.8 Any Tenant Caused Permit Failure, any Tenant Caused Systems Permit Failure and/or any Tenant Caused C of O Failure;

(each, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of Substantial Completion of the Premises shall be deemed to be the date the Substantial Completion of the Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.

5.3 Punch List. Within fifteen (15) business days following the Lease Commencement Date, Tenant shall be entitled to deliver to Landlord a punch list of the items comprising the Tenant Improvements which require correction or completion and Landlord shall diligently perform the work necessary to complete the Tenant Improvements pursuant to the Approved Working Drawings.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not unreasonably interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises at least fifteen (15) days prior to the Substantial Completion of the Premises for the purpose of Tenant installing equipment, furniture or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval (which shall not be unreasonably withheld, conditioned or delayed), which schedule shall detail the timing and purpose of Tenant’s entry. Except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.

6.3 Tenant’s Representative. Tenant has designated Mr. Jack Beaudoin of Spring Street Company as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4 Landlord’s Representative. Landlord has designated Mr. Steve Fogarty as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

6.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

6.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, has occurred after the expiration of any applicable notice and cure period at any time on or before the Substantial Completion of the Premises,

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT B -6-	PLAZA CENTER [Blucora, Inc.]

then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or cease or delay preparation of the Systems Plans and/or cause Contractor to cease the construction of the Premises (in any such case(s), Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by any Landlord election under this Section 6.7(i) pursuant to the terms of Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT B -7-	PLAZA CENTER [Blucora, Inc.]

SCHEDULE 1 TO EXHIBIT B

TIME DEADLINES

	Dates	Actions to be Performed
A.	July 9, 2012	Final Space Plan to be completed by Tenant and delivered to Landlord.

B.	September 14, 2012	Tenant to deliver Landlord approved drawings sufficiently complete that Landlord can seek and obtain permits for the Tenant Improvements.

C.	October 1, 2012	Tenant to deliver Final Working Drawings to Landlord.

D.	Five (5) business days after the receipt of the Cost Proposal from Landlord	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

692326.07/WLA 123056-00076/7-12-12/ral/sew	SCHEDULE 1 TO EXHIBIT B -1-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT B-1

APPROVED EQUIPMENT

692326.07/WLA 123056-00076/7-12-12/ral/sew	SCHEDULE 1 TO EXHIBIT B -1-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT C

PLAZA CENTER

NOTICE OF LEASE TERM DATES

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT C -2-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT D

PLAZA CENTER

RULES AND REGULATIONS

692326.07/WLA 123056-00076/7-12-12/ral/sew	-3-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT E

PLAZA CENTER

FORM OF TENANT’S ESTOPPEL CERTIFICATE

692326.07/WLA 123056-00076/7-12-12/ral/sew	EXHIBIT E -1-	PLAZA CENTER [Blucora, Inc.]

EXHIBIT F

FORM OF LETTER OF CREDIT

692326.07/WLA 123056-00076/7-12-12/ral/sew	(ii)	PLAZA CENTER [Blucora, Inc.]